Exhibit 6.7

SHORT-TERM NOTE AGREEMENT

THIS AGREEMENT is made on [DATE]

BETWEEN

(1) the “Lender” (defined below); and

(1) Greenfield Robotics Corporation, a Delaware corporation (the “Borrower” and, together with the Lender, the “Parties”).

WHEREAS

The Borrower wishes to borrow a loan in the amount of USD $[PRINCIPAL AMOUNT] from the Lender on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED THAT

1. THE LOAN

1.1.	The Lender provides the Borrower with a repayable financial assistance in the amount of [PRINCIPAL AMOUNT IN WORDS] US Dollars (hereinafter referred to as the “Loan”), and the Borrower undertakes to repay the Loan and pay interest for the use of the Loan in the manner and under the conditions specified in the Agreement.

1.2.	The execution of this Agreement by the Borrower shall constitute the drawdown of the Loan and no additional notice of drawdown shall be required.

1.3.	The Lender shall wire the full amount of the Loan to the bank account designated by the Borrower in Clause 11 promptly following the execution of this Agreement but in any event no later than [WIRE DEADLINE — 4 DAYS AFTER EXECUTION].

1.4.	In the event that the Lender fails to disburse the Loan amount to the Borrower per date set forth in Paragraph 1.3, this Agreement shall be terminated automatically without any further notice required, and the Parties shall not have any claims against each other.

2. PURPOSE

2.1.	The Borrower shall use the proceeds of the Loan to finance its business operations.

3. INTEREST

3.1.	Interest shall accrue on the Loan at a rate of 30% (thirty per cent) per annum from the date funds are received by Borrower (“Effective Date”) until the date of full repayment of the Loan to the Lender. The Effective Date shall mean a date when the Loan is credited to the Borrower’s account. The date of repayment shall mean a date when the Loan is fully repaid by the Borrower and credited to the Lender’s account.

3.2.	Interest and any commission or fee under this Agreement shall accrue upon the aggregate principal amount of the amount of the Loan outstanding on a day-to-day basis and shall be calculated according to the number of actual days elapsed and a year of 365 days.

3.3.	Interest shall be payable monthly in arrears, with the first payment due on the date that is thirty (30) days after the Effective Date and on the same day of each calendar month thereafter until the Loan is repaid in full. Each monthly interest payment shall be calculated on the outstanding principal balance for the actual number of days elapsed during that monthly period.

4. REPAYMENT

4.1.	The Borrower shall repay the outstanding principal balance of the Loan, together with any accrued but unpaid interest, by way of a single payment 240 days after the Effective Date.

4.2.	All payments hereunder whether repayments of principal, payments of interest or otherwise, shall be made to the bank account of the Lender set forth in Clause 11.

4.3.	The Loan shall rank pari passu in right of payment with all other short-term note obligations of the Borrower outstanding as of the date hereof. No such obligation shall have priority over the Loan, and the Loan shall not have priority over any such obligation.

4.4.	In the event of early repayment of the Loan by the Borrower, an early repayment fee shall be payable to the Lender. This fee shall be equivalent to the amount of interest that would have been paid had the Loan been repaid on the final repayment date specified in Clause 4.1. For the purposes of this Agreement, early repayment shall be defined as repayment made earlier than ten Business Days before the specified repayment date in clause 4.1.

4.5.	In the event of late repayment, the Borrower shall pay additional interest at the statutory interest rate applicable to late payments in commercial transactions, which is 13% per annum, on the unpaid principal amount for each day of delay. This interest is in addition to the interest specified in Clause 3.1.

4.6.	All payments made by the Borrower under this Agreement shall be made in US Dollars (USD), in full without any deductions, set-offs, or counterclaims, and in immediately available cleared funds on the due date to the Lender’s bank account as specified in Clause 10.

5. FURTHER ASSURANCE

5.1.	Each Party shall, at its own cost, promptly execute and deliver all such documents, and do all such things, as the other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the other Party the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

6. EVENT OF DEFAULT

6.1.	Each of the following events shall constitute an Event of Default:

6.1.1.	The Borrower becomes insolvent, makes a voluntary arrangement with its creditors, or is subject to an order or resolution for winding up, dissolution, administration, or similar proceedings.

6.1.2.	Any event occurs which has a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement and is continuing and not remedied within thirty (30) days after written notice from Lender specifying in reasonable detail the material adverse effect and affording the Borrower a thirty (30) day opportunity to cure.

6.2.	UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE LENDER MAY, AT ITS DISCRETION, BY WRITTEN NOTICE TO THE BORROWER, DECLARE THE LOAN TO BE IMMEDIATELY DUE AND PAYABLE, WHEREUPON THE LOAN, TOGETHER WITH ALL ACCRUED INTEREST AND ANY OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT, SHALL BECOME IMMEDIATELY DUE AND PAYABLE WITHOUT ANY FURTHER ACTION OR NOTICE.

7. ENTIRE AGREEMENT AND REMEDIES

7.1.	This Agreement sets out the entire agreement between the Parties relating to the subject matter contained herein and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

8. INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

9. ASSIGNMENT

Except as the Parties specifically agree in writing, no party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

10. NOTICES

10.1.	Except as otherwise expressly set forth herein, all notices and other communications provided for hereunder shall be in writing and shall be sent by e-mail or by courier and shall be deemed to be served for the purposes of this Agreement on the day of delivery of written notice to the intended recipient thereof if delivered by courier or at the time of dispatch if sent by e-mail and, if the notice is sent after normal working hours, it shall be deemed to be delivered on the next Business Day.

For the Borrower: Greenfield Robotics Corporation Attn: Legal Department 548 Market St, Suite 25846 San Francisco, CA 94104-5401 legal@greenfieldrobotics.com	For the Lender: [LENDER ENTITY NAME] [LENDER NAME, TITLE IF APPLICABLE] [LENDER ADDRESS LINE 1] [CITY, STATE ZIP] [LENDER EMAIL]

10.2.	Any Party may notify the other Party of any change to its address or other details specified in this Agreement; provided, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

11. BANK DETAILS

For the Borrower: Bank Name: [***] Bank Address: [***] ABA Routing Number: [***] Beneficiary Account Number: [***] Beneficiary Name: [***] Beneficiary Address: [***]	For the Lender: [BANK NAME] [BANK ADDRESS] ABA Routing Number: [ABA] Beneficiary Account Number: [ACCOUNT NUMBER] Beneficiary Name: [ACCOUNT NAME] Beneficiary Address: [ACCOUNT ADDRESS]

12. RIGHTS OF THIRD PARTIES

12.1.	This Agreement is entered into solely for the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no third party shall be deemed a third-party beneficiary of this Agreement under Kansas law.

13. COUNTERPARTS

13.1.	This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

14. GOVERNING LAW AND DISPUTE RESOLUTION

14.1.	This Agreement will be governed in all respects by the laws of the United States of America and the State of Kansas, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.

14.2.	The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.

14.3.	Any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, enforcement, interpretation, or validity thereof, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted in the State of Kansas, before a single arbitrator. Judgment on the arbitral award may be entered in any court having jurisdiction. Each party shall bear its own costs and attorneys’ fees, and the parties shall equally share the arbitrator’s fees and administrative costs of arbitration, unless the arbitrator determines that such apportionment would be inequitable.

The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including pleadings, briefs, documents exchanged, testimony, or awards) shall not be disclosed beyond the arbitration, except as may be required by law or for enforcement of the award.

This Agreement has been entered into on the date stated at the beginning of it.

BORROWER: GREENFIELD ROBOTICS CORPORATION	LENDER: [LENDER ENTITY NAME]

By:		By:
Name:	[BORROWER NAME]	Name:	[LENDER NAME]
Title:	[TITLE]	Title:	[TITLE / "Individual"]
Date Executed:		Date Executed: